Exhibit 99.1
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                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                            Timothy Kasmoch, CEO
                                                 info@nviro.com   (419) 535-6374
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          N-Viro International Announces New Transportation Subsidiary

Toledo,  Ohio,  Tuesday,  July  11,  2006  -  N-Viro  International  Corp.  (OTC
BB/NVIC.OB) announced today that it has formed a fully-owned subsidiary, Bio-Mineral Transportation, LLC ("BMT"), to, among other things, provide transportation services of lime and/or mineral-rich combustion by-products, as well as transport end products for N-Viro's production process. BMT has already acquired equipment to commence operations and should be handling all or a substantial portion of N-Viro's feed stock hauling needs for the Toledo, Ohio plant before the end of 2006.

Tim Kasmoch, N-Viro's President, stated: "BMT presents a unique opportunity for N-Viro. As a result of utilizing BMT's trucks instead of those of an independent third party, N-Viro will become less dependent and less vulnerable to the increasingly volatile trucking and transportation industry, and will avoid unjustifiable cost increases and surcharges. While this trucking subsidiary will initially serve our Toledo facility, we do see it growing in the future to serve other facilities."

About  N-Viro
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N-Viro  International  Corporation  develops  and  licenses  its  technology  to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
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Forward  Looking  Statements
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The  Company  cautions  that  words  used  in  this  document such as "expects,"
"anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.